                               November 23, 1994






SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N.W.
Washington, D.C. 20549

                        Re:  Clark Equipment Company
                             Registration Statement on Form S-8
                             __________________________________


Ladies and Gentlemen:

      Enclosed for filing with you on behalf of Clark Equipment Company, a Delaware corporation (the "Company"), pursuant to the Securities Act of 1933, as amended, via a direct transmission to the EDGAR system, is the Company's registration statement on Form S-8 relating to the Company's Stock Purchase Plan for Non-Employee Directors and its Stock Grant Plan for Non-Employee Directors.

     Pursuant to Rule 202.3a, the $410.81 filing fee has been sent by wire transfer to the U.S. Treasury designated lockbox depository at the Mellon Bank in Pittsburgh, PA.

     Please direct any comments or questions with regard to the above-referenced proxy statement to me at (312) 701-7960.

                                                Very Truly Yours,


                                                Michael L. Hermsen
Enclosure

             As filed with the Securities and Exchange Commission
                             on November 23, 1994
                                                        File No. 33-
==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           _________________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                           _________________________


                            CLARK EQUIPMENT COMPANY
            (Exact Name of Registrant as Specified in its Charter)

                  Delaware                      38-0425350
      (State or Other Jurisdiction              (I.R.S. Employer
      of Incorporation or Organization)         Identification No.)

      100 North Michigan Street
      P.O. Box 7008
      South Bend, Indiana                         46634
      (Address of Principal Executive Offices)    (Zip Code)


                Stock Purchase Plan for Non-Employee Directors
                                    and
                 Stock Grant Plan for Non-Employee Directors
                           (Full Title of the Plans)

                               Bernard D. Henely
                 Vice President, General Counsel and Secretary
                            Clark Equipment Company
                           100 North Michigan Street
                                 P.O. Box 7008
                           South Bend, Indiana  46634
                    (Name and Address of Agent For Service)

                                (219) 239-0145
         (Telephone Number, Including Area Code, of Agent For Service)
                          ______________________________


                           CALCULATION OF REGISTRATION FEE
_____________________________________________________________________________

Title of                        Proposed        Proposed          Amount
Securities        Amount        Maximum         Maximum           of
to be             to be         Offering Price  Aggregate         Registration
Registered        Registered    Per Share*      Offering Price*   Fee
_____________________________________________________________________________


Common Stock,
par value
$7.50 per
share....         21,298        $55.9375       $1,191,356.80      $410.81
______________________________________________________________________________

* Pursuant to Rule 457(h)(1), computed on the basis of the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on November 22, 1994.

===============================================================================

PROSPECTUS
November 23, 1994


                                21,298 Shares

                            CLARK EQUIPMENT COMPANY

                                 Common Stock



All of the shares of Common Stock, par value $7.50 per share (the "Common Stock" or the "Shares"), of Clark Equipment Company (the "Company") offered hereby are being offered and sold by certain stockholders (the "Selling Stockholders") of the Company.

The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      All or a portion of the shares of Common Stock may be sold, from time to time, on the NYSE, pursuant to this Prospectus or in exempt transactions under Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, at prices and terms then obtainable. All brokers' commissions or discounts will be paid by the Selling Stockholder in the transaction. The proceeds from any such sale will go solely to the Selling

Stockholder in the transaction.

      No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and with the NYSE. Such reports, proxy statements and other information concerning the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

      (1)   The Company's Report on Form 10-K for the year ended December 31,
            1993;

      (2)   The Company's Quarterly Reports on Form 10-Q for the quarters ended

            March 31, 1994, June 30, 1994 and September 30, 1994;

      (3) The Company's Reports on Form 8-K dated January 26, 1994, April 20, 1994, April 25, 1994, May 16, 1994, May 27, 1994 (two reports),
            July 27, 1994 (two reports), September 8, 1994, September 13, 1994,

            September 23, 1994 and October 26, 1994, and Reports on Form 8-KA dated January 26, 1994 and July 27, 1994; and

      (4) The description of Common Stock included in the Company's Registration Statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Treasurer, Clark Equipment Company, 100 North Michigan Street, P.O. Box 7008, South Bend, Indiana 46634 (telephone: (219) 239-0182).




                               TABLE OF CONTENTS

                                Page                                       Page
Available Information.............2      Use of Proceeds.....................5
Incorporation of Certain                 Plan of Distribution................5
  Documents by Reference..........2      Selling Stockholders................5
The Company.......................4






                                  THE COMPANY

      Clark Equipment Company (the "Company") is engaged in the design, manufacture and sale of skid steer loaders, construction machinery, asphalt paving equipment and axles and transmissions for off-highway equipment.

      Skid steer loaders, mini-excavators and a limited line of other agriculture equipment are manufactured for sale, principally under the trademarks "Melroe" and "Bobcat" (each a registered trademark of Clark Equipment Company), to a wide variety of users. These products are primarily sold through a network of independent distributors.

      The Company's construction machinery business is conducted by VME Group N.V., a joint venture which is owned 50% by the Company and 50% by AB Volvo. The Company's share of the joint venture's earnings is included in the Company's financial statements on an equity basis.

      Asphalt paving equipment is sold by the Company's subsidiary Blaw-Knox Construction Equipment Corporation under the "Blaw-Knox" trademark. These products are primarily sold through a network of independent distributors.

      Axles and transmissions for off-highway equipment are manufactured by the Company for sale to the agricultural and industrial equipment, road building and construction machinery industries. Clark axles and transmissions are sold by the Company directly to customers by employee sales representatives, and through manufacturer's representatives.

      The Company maintains a large modern central parts warehouse in Chicago, which, in conjunction with a communications network and electronic data processing equipment, provide expeditious shipment of customers' and dealers' orders for repair and replacement parts for the Melroe and VME products.

      The Company's products are manufactured in the United States, Belgium, Italy and England. In addition, the Company's products are manufactured by licensees of the Company in Australia and South Africa.

      The Company was previously involved in the manufacture and sale of transmissions for on-highway trucks through its wholly-owned subsidiary Clark Automotive Products Corporation (now known as CAPCO Automotive Products Corporation and hereinafter referred to as "CAPCO") and its two wholly-owned Brazilian subsidiaries, CAPCO do Brasil Empreendimentos e Participacoes Ltda. and Equipamentos Clark Ltda. On May 13, 1994, the Company completed an initial public offering of the stock of CAPCO. Following completion of the offering, the Company retained 1,000,000 shares of the stock of CAPCO, representing approximately 9% of CAPCO's outstanding shares.

      The Company conducts its domestic and foreign operations under highly competitive conditions and its business is subject to cyclical influences and other factors. The customers for most of the Company's products are commercial, industrial or farm users who use the products in business for profit. Product performance and parts and service availability are primary considerations for these customers in the choice among competing products. Availability of rental and financing programs and warranty policies are also important considerations.

      The Company is a Delaware corporation which is the successor to certain corporations, the first of which was organized on December 24, 1902. The Company maintains its principal executive offices at 100 North Michigan Street, P.O. Box 7008, South Bend, Indiana 46634, and its telephone number is (219) 239-0100.


                                USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby.


                             PLAN OF DISTRIBUTION


      All or a portion of the shares of Common Stock may be sold, from time to time, on the NYSE, pursuant to this Prospectus or in exempt transactions under Rule 144, or otherwise, at prices and terms then obtainable. All brokers' commissions or discounts will be paid by the Selling Stockholder in the transaction. The proceeds from any such sale will go solely to the Selling Stockholder in the transaction.


                             SELLING STOCKHOLDERS

      Certain unnamed Selling Stockholders that are not affiliates of the Company may use this prospectus for reoffers and resales of up to 1,000 shares of Common Stock. Set forth below is (i) the name and position or last position with the Company of certain Selling Stockholders, (ii) the number of shares of Common Stock held by each such Selling Stockholder prior to this Offering,
(iii) the number of shares of Common Stock offered hereby by each such Selling Stockholder, (iv) the number of shares of Common Stock to be owned by each such

Selling Stockholder after the offering and (v) the percentage of Common Stock to be owned by each such Selling Stockholder after the offering:


                                Number of   Number of   Number of   Percentage
                                  Shares      Shares     Shares      Ownership
                                Owned Prior  Offered     Owned       After the
                    Job           to the     Hereby     After the    Offering
Name                Title        Offering               Offering<F2>


James C. Chapman    Director      1,050        622          428         *

Donald N. Frey      Director      8,384      5,022        3,362         *

James A.D. Geier    Director      7,455      5,379        2,076         *

Gaynor N. Kelley    Director      4,827      3,518        1,309         *

Ray B. Mundt        Director      9,668      4,764        4,904         *

Dieter H. Stinnes   Former        2,193      1,993          200         *

_____________________

*     Less than 1%.

<F2>  Includes certain shares which will be offered pursuant to a Registration
      Statement on Form S-8 covering the Company's Stock Acquisition Plan for
      Non-Employee Directors.

                                    PART II


                            INFORMATION REQUIRED IN
                          THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following documents, which have heretofore been filed by Clark Equipment Company, a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), File No. 1-5646, are incorporated by reference herein and shall be deemed to be a part hereof:

      (a)   The Company's Report on Form 10-K for the year ended December 31,
            1993.

      (b) Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994.

      (c) Current Reports on Forms 8-K, dated January 26, 1994, April 20, 1994, April 25, 1994, May 16, 1994, May 27, 1994 (two reports), and
            July 27, 1994 (two reports), September 8, 1994, September 13, 1994, September 23, 1994 and October 26, 1994, and Forms 8-KA dated January 26, 1994 and July 27, 1994.

      (d) The description of Common Stock included in the Company's Registration Statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

      (a) Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable for negligence or misconduct in his or her performance of duty to the corporation, unless and to the extent that the Court of Chancery of the State of Delaware or any other court in which the suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity. A corporation shall be required to indemnify any director or officer who successfully defends any such action. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of Delaware.

      (b) Article XI of the Registrant's By-Laws requires the Registrant to indemnify directors and officers to the extent indemnification is permitted under Delaware law as described in the preceding paragraph.

      (c) Article SIXTH, paragraphs (4) and (5), of the Registrant's Certificate of Incorporation provides as follows:

      "(4) A director of this corporation shall under no circumstances have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for those specific breaches and acts or omissions with respect to which the Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of directors."

            "The corporation shall indemnify, to the fullest extent permitted by applicable law, any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he (or she) is or was a director or officer of the corporation. The Board of Directors shall have full authority as contemplated by paragraph (1) of this Article SIXTH, to implement the mandatory indemnification hereby provided by means of appropriate provisions in the corporation's By-Laws."

      "(5) The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of, or participant in, another corporation, partnership, joint venture, trust and other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of paragraph (4) above or otherwise."

      The Registrant maintains an insurance policy which affords liability coverage to directors and officers of the Registrant while acting in that capacity. Premiums for the policy are paid by the Registrant.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Index to Exhibits which is incorporated herein by reference.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's articles of incorporation or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Bend, State of Indiana, on this 31st day of October, 1994.

                                            CLARK EQUIPMENT COMPANY

                                            By: /s/ Leo J. McKernan
                                           ____________________________________
                                            Leo J. McKernan
                                            Chairman, President and
                                              Chief Executive Officer

      Each person whose signature appears below hereby constitutes and appoints Bernard D. Henely and John J. Moran, Jr. and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their respective capacities on this 31st day of October, 1994.

Signature                                   Title

/s/ Leo J. McKernan           Chairman, President, Chief Executive Officer
      Leo J. McKernan         and Director (Principal Executive Officer)


/s/ William N. Harper         Vice President and Controller (Principal
         William N. Harper    Financial Officer and Principal Accounting
                              Officer)

/s/ James C. Chapman
         James C. Chapman     Director

/s/ Donald N. Frey
         Donald N. Frey       Director

/s/ James A.D. Geier
         James A.D. Geier     Director

/s/ Gaynor N. Kelley
         Gaynor N. Kelley     Director

/s/ Ray B. Mundt
         Ray B. Mundt         Director

/s/ Frank M. Sims
         Frank M. Sims        Director


                                 EXHIBIT INDEX

  Exhibit                                                           Sequential
  Number                  Description of Exhibit                    Page Number
__________                ______________________                   ____________

3(a)        Restated Certificate of Incorporation of the
            Company (incorporated by reference to
            Exhibit 3(a) to the Company's Form 10-K
            for the year 1992)

3(b) By-Laws, as amended (incorporated by reference to Exhibit 3(b) to the Company's Form 10-K for the year 1989)

10(a)       Stock Purchase Plan for Non-Employee Directors
            (incorporated by reference to Exhibit 19(a) to the Company's Form 10-Q for the period ended
            September 30, 1991)

10(b)       Stock Grant Plan for Non-Employee Directors
            (incorporated by reference to Exhibit 19(b) to the Company's Form 10-Q for the period ended September 30, 1991)

23(a)       Consent of Price Waterhouse.......................           12

23(b)       Consent of KPMG Bohlins AB........................           13

24 Powers of Attorney (included on the signature page of the registration statement)




                      Consent of Independent Accountants
                      __________________________________

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated February 14, 1994, which appears on page 33 of a Current Report on Form 8-K dated September 13, 1994, except as to the Subsequent Events Note appearing on page 30 of such Form 8-K, which is dated as of May 13, 1994, on the financial statements of Clark Equipment Company for the year ended December 31, 1993, as restated to reflect the deconsolidation of Clark Automotive Products Corporation. We also consent to the incorporation by reference of our report on the Financial Statement Schedules of Clark Equipment Company, which appears on page 14 of the 1993 Annual Report on Form 10-K. We also consent to the incorporation by reference of our reports on the Consolidated Financial Statements of VME Group N.V. and the Financial Statement Schedules of VME Group N.V., which appear on pages 21 and 42 of such Annual Report on Form 10-K, respectively.



/s/ Price Waterhouse LLP
___________________________________
Price Waterhouse LLP
South Bend, Indiana
November 16, 1994




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of Clark Equipment Company of our report dated February 23, 1994 with respect to the consolidated balance sheets of VME Holding Sweden AB and subsidiaries, as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1993 and the related financial statement schedules, which report is included in the 1993 Annual Report on Form 10-K of Clark Equipment Company.



/s/ KPMG Bohlins AB
___________________________________
KPMG Bohlins AB
Gothenburg, Sweden
November 16, 1994